Exhibit 99


For release:     Monday, January 31, 2000
Contact:         Brian Maguire, Vice President
                 Commonwealth Bank
                 (610) 313-1937
              Or Tom Yaegel
                 TOM YAEGEL & ASSOCIATES
                 (215) 322-5330

COMMONWEALTH BANCORP, INC. TO OFFER FINANCIAL PLANNING SERVICES
         ANNOUNCES THE ACQUISITION OF TYLER CONSULTING, INC.

     NORRISTOWN, PA, January 31, 2000 -- Commonwealth Bank, a wholly owned subsidiary of Commonwealth Bancorp, Inc. (NASDAQ: CMSB), announced today that it has acquired Tyler Consulting, Inc. headquartered in West Chester, Pennsylvania. The company will be operated as Tyler Wealth Counselors, a subsidiary of Commonwealth Bank.

     Founded in 1988 by Harry Tyler, the firm is a nationally recognized registered investment advisor providing fee based financial planning and asset management services. The firm has grown to include experienced financial advisors, tax, insurance and retirement specialists. Tyler Consulting had been named to Worth Magazine's annual list of Best Financial Advisors in America multiple times.

     "I am extremely pleased that Tyler Consulting has become part of Commonwealth Bank," stated Charles H. Meacham, Commonwealth's Chairman and Chief Executive Officer. He added, "The addition of Tyler Consulting will provide new opportunities to serve our expanding customer base through products and service which complement those we currently offer." Patrick J. Ward, Commonwealth's President and Chief Operating Officer, stated, "In particular, this acquisition broadens the services we offer to our customers with more complex investment requirements and also allows us to compete in the higher net worth segment with very competitive product and service capabilities."

     Commonwealth is now the largest bank headquartered in the Philadelphia five county region and one of the largest headquartered in Southeastern Pennsylvania. Harry Tyler, founder of Tyler Consulting, Inc. stated, "When we investigated joining this innovative and growing organization, we were impressed with their commitment to superior customer service and realized this situation provided tremendous strategic opportunities for both companies."

     Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 61 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.